================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               Rayonier Inc.
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

    (5) Total fee paid:

    ----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    (3) Filing Party:

    ----------------------------------------------------------------------------

    (4) Date Filed:

    ----------------------------------------------------------------------------

Notes:





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                                         Corporate Headquarters
[Rayonier LOGO]

                                                                 March 28, 2002


Dear Shareholder:

   The Notice of Annual Meeting and Proxy Statement for the 2002 Annual Meeting of Rayonier Shareholders are enclosed. We have reformatted the Proxy Statement this year to make it easier for you to read and understand, and welcome any comments you may have on the new format.

   As in previous years, the 2002 Annual Meeting is intended to be business only. The one formal item on the agenda is the election of three directors. The Proxy Statement provides information about each nominee. We do not expect any other items of business to be raised, and no speeches or presentations are planned.

   We hope you find our new Proxy Statement format helpful, and urge you to vote your shares promptly. As always, your vote is important.

                                          Sincerely yours,
                                          /s/ W.L. Nutter
                                          W. L. NUTTER
                                          Chairman, President and Chief
                                            Executive Officer


  RAYONIER INC.    .     50 NORTH LAURA STREET    .    JACKSONVILLE, FL 32202
              TELEPHONE (904) 357-9100    .    FAX (904) 357-9101

                                                         Corporate Headquarters
[LOGO] Rayonier


                           NOTICE OF ANNUAL MEETING

                                                                 March 28, 2002

   Notice is hereby given that the 2002 Annual Meeting of the Shareholders of Rayonier Inc., a North Carolina corporation, will be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida on Thursday, May 16, 2002 at 4:00 P.M., local time, for purposes of:

    1) electing three Class II directors; and

    2) acting upon such other matters as may properly come before the meeting.

   All Rayonier shareholders of record at the close of business on March 18, 2002 are entitled to vote at the meeting. This notice and the accompanying Proxy Statement and proxy card are first being mailed to shareholders on or about March 28, 2002.

   We urge you to vote your shares over the Internet, by telephone or through the mail at the earliest convenience.

                                          /s/ W. Edwin Frazier III
                                            W. EDWIN FRAZIER, III
                                            Corporate Secretary

  RAYONIER INC.    .    50 NORTH LAURA STREET    .    JACKSONVILLE, FL 32202
              TELEPHONE (904) 357-9100    .    FAX (904) 357-9101

                                PROXY STATEMENT
                               TABLE OF CONTENTS
                               -----------------


QUESTIONS AND ANSWERS................................................................   1

ELECTION OF DIRECTORS................................................................   4

   Information as to Nominees for Election to the Board of Directors.................   4

   Information as to Other Directors.................................................   5

   Committees of the Board of Directors..............................................   6

   Directors' Compensation...........................................................   7

   Directors' Charitable Award Program...............................................   7

REPORT OF THE AUDIT COMMITTEE........................................................   8

   Information Regarding Independent Auditors........................................   8

REPORT OF THE COMPENSATION AND MANAGEMENT
   DEVELOPMENT COMMITTEE.............................................................   9

EXECUTIVE COMPENSATION...............................................................  12

   Summary Compensation Table........................................................  12

   Option Grants in Last Fiscal Year.................................................  14

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values.  14

   Awards of Contingent Performance Shares in Last Fiscal Year.......................  15

   Other Executive Compensation......................................................  15

SHARE OWNERSHIP......................................................................  18

   Principal Holders of Common Shares................................................  18

   Section 16 Reports................................................................  19

   Share Ownership Guidelines for Directors and Senior Management....................  20

SHAREHOLDER PERFORMANCE GRAPH........................................................  21

MISCELLANEOUS........................................................................  22

   Costs of Proxy Solicitation.......................................................  22

   Annual Reports....................................................................  22

APPENDIX A........................................................................... A-1

                                PROXY STATEMENT
                        Annual Meeting of Shareholders
                            Thursday, May 16, 2002

                             QUESTIONS AND ANSWERS

                               -----------------

Q:  WHAT AM I VOTING ON?

A: You are being asked by the Company to vote on the re-election of three directors, Paul G. Kirk, Jr., Carl S. Sloane and Gordon I. Ulmer. For more information on each nominee, turn to "Information as to Nominees for Election to the Board of Directors" beginning on page 4.

Q:  WHO IS ENTITLED TO VOTE?

A:  Each of the 27,611,356 recordholders of Rayonier common stock ("Common
         Shares") at the close of business on March 18, 2002 is entitled to one vote for each share they own.

Q:  HOW DO I VOTE?

A:  You can vote in any one of the following ways:

  . You can vote on the Internet by following the "Vote by Internet" instructions on your proxy card. If you vote on the Internet, you do not need to mail in your proxy card.

  . You can vote by telephone by following the "Vote by Telephone" instructions on your proxy card. If you vote by telephone, you do not need to mail in your proxy card.

  . You can vote by mail by signing and dating your proxy card, and mailing it in the enclosed prepaid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted for the three named nominees for election as directors.

  . You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting. However, if you hold your shares in a bank or brokerage account rather than in your own name, you must obtain a legal proxy from your stockbroker in order to vote at the meeting.

   Regardless of how you choose to vote, your vote is important and we encourage you to vote promptly.

Q:  IS MY VOTE CONFIDENTIAL?

A: Proxy cards, ballots and reports of voting results that identify individual shareholders are mailed or returned directly to Automatic Data Processing, Inc., our vote tabulator, and handled in a manner that protects your privacy. Your vote will not be disclosed except:

  . as needed to permit Automatic Data Processing to tabulate and certify the vote;

  .   as required by law;

  . if we determine in good faith that a genuine dispute exists as to the accuracy or authenticity of a proxy, ballot or vote; or

  . in the event of a proxy contest where all parties to the contest do not agree to follow our confidentiality policy.

Q:  WILL ANY OTHER MATTERS BE VOTED ON?

A:  We do not expect any other matters to be considered at the Annual Meeting.
       However, if a matter not listed on the proxy card is legally and properly brought before the Annual Meeting by a shareholder, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of Rayonier. Under the Company's bylaws, shareholder proposals must have been received by November 21, 2001 to be considered at the Annual Meeting. To date, we have received no shareholder proposals.

Q:  HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A: In order to conduct the Annual Meeting, a majority of the Common Shares outstanding as of the close of business on March 18, 2002, must be present, either in person or represented by proxy.

Q:  HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR DIRECTOR?

A: The three nominees who receive the largest number of votes will be elected.

Q:  WHO WILL COUNT THE VOTES?

A:  Representatives of Automatic Data Processing, Inc. will count the votes. A representative from The Bank of New York, the Company's transfer agent, will act as inspector of elections.

Q:  HOW ARE VOTES COUNTED?

A: In determining whether we have a quorum, we count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. However, abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against a matter or nominee.

Q:  WHAT SHARES ARE COVERED BY MY PROXY CARD?

A: You should have been provided a proxy card for each account in which you own Common Shares either:

  . directly in your name as the shareholder of record, which includes shares purchased through any of our employee benefit plans; or

  .   indirectly through a broker, bank or other holder of record.

Q:  WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:  It means that you have multiple accounts in which you own Common Shares.
       Please vote all proxy cards you receive to ensure that all your shares are voted. However, for your convenience we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is The Bank of New York. All communications concerning shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, can be handled by making a toll-free call to The Bank of New York at 1-800-659-0158.

Q:  HOW CAN I CHANGE MY VOTE?

A:  You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You can do this by:

  . voting by telephone or on the Internet (only your most recent telephone or Internet proxy is counted);

  .   signing and submitting another proxy with a later date; or

  .   voting again at the meeting.

Q:  WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS
         DUE?

A: All shareholders who wish to include a proposal in our Proxy Statement for the Annual Meeting in 2003 must provide notice to our Corporate Secretary by certified mail--return receipt requested to Corporate Secretary, Rayonier, 50 North Laura St., 19/th /Floor, Jacksonville, Florida 32202 by no later than November 28, 2002. The notice must satisfy the requirements for shareholder proposals under the federal securities laws.

    Under our bylaws, this deadline applies to any shareholder proposal sought to be considered at the 2003 Annual Meeting, not just to those sought to be included in the Proxy Statement and form of proxy for the Annual Meeting.

Q:  MAY I ACCESS THIS YEAR'S ANNUAL REPORT AND PROXY STATEMENT ELECTRONICALLY?

A:  Rayonier's 2001 Annual Report and this Proxy Statement may be accessed at the Investor Relations section of the Rayonier website at: www.rayonier.com. In addition, most shareholders can elect to receive future proxy statements, annual reports and proxy cards over the Internet instead of receiving paper copies in the mail. With Internet delivery, you should receive the materials more quickly and also help the Company reduce printing and postage costs. We encourage you to enroll in this delivery option through links provided at the Investor Relations section of our website.

                             ELECTION OF DIRECTORS

                               -----------------

   The Board of Directors is responsible for establishing broad corporate policies and for overseeing management and the overall performance of Rayonier. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. The Board held nine meetings during 2001.

   The Board is divided into three classes (I, II and III) serving staggered three-year terms. The terms of the Class II directors, Paul G. Kirk, Jr., Carl
S. Sloane and Gordon I. Ulmer, will expire at the 2002 Annual Meeting, and each has been nominated for re-election for a term expiring in 2005. The Board has no reason to believe that any nominee will be unable to serve as a director. If, however, a nominee should be unable to serve at the time of the Annual Meeting, Common Shares properly represented by valid proxies will be voted for the election of a substitute nominee recommended by the Board.

   A biography of each member of Rayonier's current Board of Directors, including the three nominees for re-election, is set forth below.

Information As To Nominees For Election To The Board Of Directors

Class II, Term Expires in 2002

PAUL G. KIRK, JR., Age 64          Elected to Board in 1994

   Mr. Kirk became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of Counsel to the firm. He served as Chairman of the Democratic National Committee from 1985 to 1989. Mr. Kirk is also Chairman, President and a director of Kirk & Associates, Inc. He is a Trustee of Stonehill College and St. Sebastian's School and Chairman of the Board of the Directors of the John F. Kennedy Library Foundation. Mr. Kirk serves as Co-Chairman of the Commission on Presidential Debates. He is also a director of The Hartford Financial Services Group, Inc. Mr. Kirk is a graduate of Harvard College and Harvard Law School.

CARL S. SLOANE, Age 65           Elected to Board in 1997

   Mr. Sloane is Professor Emeritus, Harvard University Graduate School of Business Administration, where he was the Ernest L. Arbuckle Professor of Business Administration from 1991 until his retirement in 2000. Prior to joining the Harvard faculty, he spent 30 years in management consulting, the last 20 with the firm he co-founded, Temple, Barker & Sloane, Inc., and its successor firm, Mercer Management Consulting, where he served as Chairman and Chief Executive. Mr. Sloane is also a director of Ionics, Inc., MedSource Technologies, Inc., The Pittston Company and Sapient Corporation. He is a graduate of Harvard College and the Harvard University Graduate School of Business Administration.

GORDON I. ULMER, Age 69            Elected to Board in 1994

   Mr. Ulmer is the former Chairman and Chief Executive Officer of Connecticut Bank and Trust Company and retired President of the Bank of New England Corporation. He joined Connecticut Bank and Trust Company (CBT) in 1957 and held numerous positions before being elected Chairman and Chief Executive Officer in 1985. In 1988 he was elected President of the Bank of New England Corporation, the holding company of CBT, holding such position until his retirement in 1990. Mr. Ulmer also serves as a director of The Hartford Financial Services Group, Inc. He is a graduate of Middlebury College, the American Institute of Banking and the Harvard University Graduate School of Business Administration Advanced Management Program, and attended New York University's Graduate School of Engineering.

Information As To Other Directors

Class III, Term Expires in 2003

RAND V. ARASKOG, Age 70            Elected to Board in 1994

   Mr. Araskog is the retired Chairman and Chief Executive of ITT Corporation (a diversified global corporation engaged in the hospitality and entertainment businesses and the information services businesses). He served as Chairman and Chief Executive of ITT Corporation from 1980 until his retirement in 1998. He is also a director of The Hartford Financial Services Group, Inc., ITT Educational Services, Inc., ITT Industries, Inc. and Dow Jones & Company, Inc. Mr. Araskog is a graduate of the U.S. Military Academy at West Point and attended the Harvard University Graduate School of Arts and Sciences.

W. LEE NUTTER, Age 58              Elected to Board in 1996

   Mr. Nutter is Chairman, President and Chief Executive Officer of Rayonier. He joined Rayonier in 1967 in the Northwest Forest Operations and was named Vice President, Timber and Wood in 1984; Vice President, Forest Products in 1985; Senior Vice President, Operations in 1986 and Executive Vice President in 1987. He was elected President and Chief Operating Officer and a director of Rayonier in July 1996, and was elected to his present position effective January 1, 1999. Mr. Nutter is a member of the Board of Directors and the Executive Committee of the American Forest and Paper Association and serves on the Executive Committee of the National Council for Air and Stream Improvement. He is a graduate of the University of Washington and the Harvard University Graduate School of Business Administration Advanced Management Program.

RONALD TOWNSEND, Age 60          Elected to Board in 2001

   Mr. Townsend is a Communications Consultant and has been based in Jacksonville, Florida since 1997. He retired from Gannett Company (a diversified news and information company) in 1996 after serving 22 years in positions of increasing responsibility, most recently as President of Gannett Television Group. Mr. Townsend also serves as a director of ALLTEL Corporation, Bank of America Corporation and Winn-Dixie Stores, Inc. He attended The City University of New York, Bernard Baruch.

Class I, Term Expires in 2004

RONALD M. GROSS, Age 68            Elected to Board in 1978

   Mr. Gross is Chairman Emeritus, and the former Chairman and Chief Executive Officer of Rayonier. He joined Rayonier in 1978 as President and Chief Operating Officer and a director, and was given the additional responsibilities of Chief Executive Officer in 1981 and Chairman in 1984. He served as Chairman and Chief Executive Officer from 1984 until his retirement in December 1998, and was named Chairman Emeritus effective January 1, 1999. Mr. Gross also serves as a director of Corn Products International, Inc. and The Pittston Company. He is a graduate of Ohio State University and the Harvard University Graduate School of Business Administration.

KATHERINE D. ORTEGA, Age 67        Elected to Board in 1994

   Ms. Ortega is a former Treasurer of the United States. She served as the 38th Treasurer of the United States from 1983 to 1989 and as Alternate Representative of the United States to the United Nations General Assembly during 1990 to 1991. Prior to these appointments, she served as a Commissioner on the Copyright Royalty Tribunal, and was a member of the President's Advisory Committee on Small and Minority Business. Ms. Ortega also serves as a director of State Farm Federal Savings Bank and The Kroger Co. and is a member of the Washington Mutual Investors Fund Advisory Board. She is a graduate of Eastern New Mexico University and holds three honorary Doctor of Law Degrees and one honorary Doctor of Social Science Degree.

BURNELL R. ROBERTS, Age 74         Elected to Board in 1994

   Mr. Roberts is the retired Chairman of the Boards of Sweetheart Holdings, Inc. and Sweetheart Cup Company (producer of plastic and paper disposable food service and food packaging products), having served in such positions from 1993 until March 1998. He previously served as Chairman of the Board and Chief Executive Officer of The Mead Corporation (an integrated manufacturer of paper and forest products) until his retirement in 1992. Mr. Roberts also serves as a director of DPL Inc. and p4A.com Ltd.; as a Limited Partner of American Industrial Partners, L.P. and Metapoint Partners, L.P.; and as a trustee of Granum Value Fund. He is a graduate of the University of Wisconsin and the Harvard University Graduate School of Business Administration.

Committees of the Board of Directors

   Our Board of Directors has the following committees:

                                                                                                   Number of
Name of Committee and Members                       Functions of the Committee                  Meetings in 2001
-----------------------------                       --------------------------                  ----------------

AUDIT:                              This Committee is comprised entirely of non-employee               5
  Paul G. Kirk, Jr., Chair          directors and its responsibilities include:
  Katherine D. Ortega               . monitoring the independence and performance of the
  Burnell R. Roberts                  Company's external auditors and advising the Board on
  Gordon I. Ulmer                     such auditors' selection, evaluation and discharge;
                                    . monitoring the Company's accounting and financial
                                      reporting process and systems of internal control;
                                    . overseeing and providing direction on the Company's
                                      conduct of its business and compliance with its ethical
                                      and legal responsibilities; and
                                    . facilitating open communication among the Board, senior
                                      management, internal audit and the external auditors.

COMPENSATION AND MANAGEMENT         This Committee is comprised entirely of non-employee               5
DEVELOPMENT:                        directors and its responsibilities include:
  Rand V. Araskog, Chair            . overseeing the compensation and benefits of employees;
  Burnell R. Roberts                . evaluating management performance;
  Carl S. Sloane                    . establishing executive compensation;
  Ronald Townsend                   . reviewing management succession and development
                                      matters; and
                                    . approving individual compensation actions for the
                                      Chairman, President and Chief Executive Officer and all
                                      senior executives.

FINANCE:                            This Committee is responsible for advising the Board               3
  Ronald M. Gross, Chair            concerning certain issues with respect to the financial
  Rand V. Araskog                   structure of the Company, including:
  W. Lee Nutter                     . financial and tax strategies;
  Carl S. Sloane                    . capital structure;
  Gordon I. Ulmer                   . financings;
                                    . risk management policies;
                                    . dividend policies;
                                    . investment policies; and
                                    . performance of the pension and savings plans.

                                                                                                  Number of
Name of Committee and Members                       Functions of the Committee                 Meetings in 2001
-----------------------------                       --------------------------                 ----------------

NOMINATING:                         This Committee is comprised entirely of non-employee              3
  Katherine D. Ortega, Chair        directors and its responsibilities include:
  Paul G. Kirk, Jr.                 . advising the Board concerning the organization, size and
  Ronald Townsend                     composition of the Board and its Committees;
                                    . proposing nominees for election to the Board and its
                                      Committees;
                                    . considering the qualifications, compensation,
                                      performance and retirement of directors; and
                                    . considering shareholders' recommendations for nominees
                                      for membership on the Board.

   On average, our directors attended over 96 percent of all meetings of the Board of Directors and Committees on which they served during 2001, and no director attended less than 83 percent of such meetings.

Directors' Compensation

   Each non-employee director receives an annual retainer of $20,000 in cash plus an award of 500 Common Shares. They also receive a fee of $1,000 for attendance at each Board and Committee meeting, for each trip they take to one of the Company's facilities for a business purpose other than a Board or Committee meeting, and for any other business trip taken at the request of management. Mr. Nutter, as an employee of Rayonier, is not compensated for service on the Board or its Committees.

   Mr. Gross has provided consulting services to the Board under a Consulting Agreement since January 1, 1999. Under this Agreement, he is paid an annual retainer of $50,000 for as long as he remains a director. The Agreement provides that the Company will recommend Mr. Gross for nomination for re-election as a director and, if elected, that Mr. Gross will continue to serve through the date of the Company's Annual Meeting in 2007.

Directors' Charitable Award Program

   The Company established the Directors' Charitable Award Program in 1995 to recognize the interest of Rayonier and its directors in supporting worthy educational institutions and other charitable organizations. Under this Program each director may nominate up to five organizations to share a total contribution of $1 million from The Rayonier Foundation, a tax-exempt charitable foundation funded by the Company. These contributions will be made by the Foundation in 10 annual installments after the death of any director who:

  .  has completed 60 full months of service as a director;

  .  dies or becomes disabled while serving as a director; or

  . is actively serving as a director at the time of a change in control of the Company.

The cost of this Program is minimal to Rayonier as the Company has acquired joint life insurance contracts on the lives of directors, the proceeds of which will be adequate to fund Rayonier's contributions to the Foundation related to the Program, as well as to fund the premium costs of the contracts. Directors receive no financial benefit from this Program since the charitable deduction and insurance proceeds accrue solely to the Company.

                         REPORT OF THE AUDIT COMMITTEE

                               -----------------

   Management has primary responsibility for the Company's financial statements and the reporting process, including the Company's internal control system. The independent auditors are responsible for auditing the Company's financial statements and rendering an opinion as to the conformity of such statements to accounting principles generally accepted in the United States.

   The Audit Committee's role is to assist the Board of Directors in oversight of the Company's financial reporting process. The Committee is composed of four directors, all of who have been determined by the Board of Directors to be "independent" and "financially literate" as defined under applicable rules of the New York Stock Exchange. In addition, the Board of Directors has determined that at least one member of the Committee has "financial expertise" as required under the Exchange rules. The Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A. The Committee held five regular meetings during 2001.

   The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2001 with management and with Arthur Andersen LLP ("Andersen"), the Company's independent auditors for 2001. In addition, the Committee has held discussions with Andersen covering the matters required by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended. Andersen was invited to discuss with the Committee any unusual items observed during their quarterly reviews of the Company's interim results. However, no such discussions were held during 2001. The Committee has also received the written disclosures and the letter from Andersen required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has held discussions with Andersen regarding their independence.

   The Audit Committee discussed with the Company's internal audit director and with Andersen representatives the overall scope and plans for their respective audits, and met with each of them to discuss the results of their examinations, their evaluations of the adequacy of the Company's internal controls and the overall quality of the Company's financial reporting. Separate private meetings without management present were also held with the Company's internal audit director and with representatives of Andersen at four meetings of the Committee in 2001.

   In reliance on the Audit Committee's reviews and discussions with management and the independent auditors as discussed above, the Committee recommended that the Board of Directors include the audited financial statements of the Company in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Information Regarding Independent Auditors

   The Audit Committee is responsible for recommending the appointment of the Company's independent auditors to the Board of Directors. Upon recommendation of the Committee, in December 2001 the Board of Directors reappointed Andersen as independent auditors of the Company for 2002. However, given current circumstances, upon recommendation of the Committee the Board rescinded that appointment in March 2002. The Committee is currently evaluating the appointment of an independent auditor for 2002 and will act expeditiously in making a recommendation to the Board. In the interim, the Committee has authorized management to engage Andersen as needed on a special appointment basis to provide independent auditing services. Andersen has served as independent auditors of Rayonier and its subsidiaries for many years, and its long-term knowledge of the Company has enabled it to carry out its audits with effectiveness and efficiency. In keeping with established policy, partners and employees of Andersen engaged in auditing Rayonier are periodically rotated, giving the Company the benefit of new expertise and experience. The Board of Directors, at its discretion, may change the appointment of the independent auditor at any point if it determines that such a change is in the best interest of the Company and its shareholders.

   Representatives of Andersen will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

   Andersen charged the Company the following fees for services performed in fiscal 2001:

   Audit Fees. The aggregate fees billed or to be billed by Andersen for the fiscal year 2001 audit, and the review of Forms 10-Q, were $582,900.

   Financial Information Systems Design and Implementation Fees. Andersen did not render any services to the Company related to financial information systems design and implementation for the fiscal year ended December 31, 2001.

   All Other Fees. Aggregate fees billed or to be billed for all other services rendered by Andersen to Rayonier for the fiscal year ended December 31, 2001 were $682,697. The specific services and related fees were as follows:

          .    Audit-related services....................... $152,674
          .    Tax Consultation.............................  128,347
          .    Expatriate and Employee Taxes................   88,176
          .    U.S. Tax Compliance and Return Preparation...  313,500

   Audit-related services included services such as audits of benefit plans, a separate creditor-required audit report for Rayonier Timberlands Operating Company, L.P. and statutory reporting for foreign subsidiaries. After consideration, the Audit Committee has determined that the provision of these services is not incompatible with maintaining Andersen's independence.

   This report is furnished by the members of the Audit Committee.

                 Paul G. Kirk, Jr.,
                   Committee Chairman      Katherine D. Ortega
                 Burnell R.  Roberts       Gordon I. Ulmer

        REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

                               -----------------

   The Compensation and Management Development Committee (the "Committee") oversees the compensation and benefits of Rayonier employees. The Committee must approve individual compensation actions for the Chairman, President and Chief Executive Officer and all senior executives. Specifically, the Committee must approve base salaries, annual bonuses and long-term incentive awards. The Committee uses outside compensation expertise and outside legal counsel.

Components of Compensation

   The key elements of the Company's executive compensation program are base salary, annual bonus incentives and long-term compensation. These key elements are addressed separately below. In determining each component of compensation, the Committee also considers all other elements of an executive's total compensation package, including insurance and other benefits.

   The Committee believes that the Company's direct competitors for executive talent, especially at senior levels, are to be found not only in the forest products sector but also in broader-based general industry. Therefore, the Committee relates total compensation levels for the Company's senior executives to the median compensation paid to executives of comparative companies within the forest products and general industry sectors.

Base Salary

   The Committee has oversight of the general administration of base salaries, salary grades and salary range structure for the Company's 50 executives, and regularly reviews each senior executive's base salary. Base salaries are competitive and are targeted at market levels. The Committee authorizes base salary adjustments in recognition of the executive's level of responsibilities, performance, prior experience, breadth of knowledge, internal equity issues and external pay practices.

   While the normal interval between salary reviews for most executives is 12 months, on October 1, 2001 salary reviews were extended to 15 months. Executive salary actions, comprised of merit pay, equity adjustments and promotional increases for 2001 averaged 4.10 percent on an annualized basis. Merit increases averaged 3.89 percent. Mr. Nutter's year 2001 base salary was $575,000.

Annual Bonus Incentive

   The Rayonier Annual Incentive Bonus Plan ("Annual Plan") provides eligible executives and key managers with the opportunity to earn cash bonuses for achieving specific annual company, business unit and individual performance goals.

   The current Annual Plan formula measures actual net income, return on total capital ("ROTC") and operating funds flow ("OFF") against the approved budgeted amounts for the year for each performance measure. Net income, ROTC and OFF performance are weighted 60 percent, 25 percent and 15 percent, respectively. The maximum bonus pool is 150 percent of the aggregate standard bonus pool established under the Annual Plan. Individual bonus amounts within the authorized pool are determined on a discretionary basis, taking into account specific personal contributions during the year. Bonuses earned in the calendar year are paid out in the first quarter of the subsequent year. 2001 corporate performance was at 76 percent of targeted financial goals and the bonus pool was set at that level. All bonuses were awarded by February 15, 2002.

   Under the Annual Plan, as reflected in the Summary Compensation Table on page 12, Mr. Nutter was paid $375,000 in connection with 2001 Company and individual performance. Mr. Nutter's bonus is competitive with annual incentive compensation paid to other executives at comparable forest products and general industry sector companies.

Long-Term Incentives

   The Rayonier 1994 Incentive Stock Plan ("Stock Plan") provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares or any combination thereof to executives and key employees as long-term compensation incentives.

   In making awards under the Stock Plan, the Committee considers individual performance criteria, levels of responsibility and prior experience, as well as historical award data and compensation practices at comparable forest products sector and general industry companies.

   Long-term incentive grants for 2001 under the Stock Plan are reflective of Rayonier's approach to total compensation, which considers market level pay practices of comparable companies, with a greater emphasis on at-risk rewards that closely align management performance with shareholder value.

   Stock Options. Non-qualified stock options to acquire Common Shares are granted at an option price that is not less than the fair market value of a Common Share on the date of grant. The size of the grant is based primarily on competitive practice and is generally targeted to be at the median of option values granted by comparative forest products and general industry sector companies, adjusted based upon individual factors and historical award data. In 2001, non-qualified stock option awards totaling 368,550 shares were granted to 134 executives and key employees.

   On January 2, 2001, the Committee awarded Mr. Nutter non-qualified options to acquire 50,000 Common Shares at an exercise price of $38.31, the market price on that day.

   Performance Shares. In addition to traditional non-qualified stock options, the Committee has used the flexibility provided under the Stock Plan to grant long-term incentives in the form of Contingent Performance Shares.

   Contingent Performance Shares are granted to senior executives responsible for sustained Total Shareholder Return ("TSR") performance, as measured against the average performance of a representative peer group of forest products companies over a designated period. TSR is calculated by measuring the growth in value of a hypothetical $100 investment in each of the forest products peer group companies over the performance period, assuming all dividends are reinvested quarterly.

   Award payment is in the form of Common Shares and may range from zero to a maximum of 150 percent of the target awards based upon TSR performance. The Share Award Valuation Formula provides a 100 percent share award when Rayonier outperforms the peer group companies' average by 20 percent. The TSR goals reflect the Company's emphasis on creation of long-term shareholder value. In determining the size of Contingent Performance Share grants, the Committee considers the contingent value of the award, competitive practices and the level of responsibility of each senior executive.

   Contingent Performance Shares granted to seven senior executives on January 1, 1998 (1998 Class) measured Rayonier TSR performance against that of 12 forest products peer group companies for the 36-month period from January 1, 1998 through December 31, 2000. Rayonier's TSR performance for the period was below targeted levels and, therefore, no award payments were made in 2001. A total of 91,500 Common Shares were returned to the Stock Plan.

   A total of 69,000 Contingent Performance Shares (2001 Class) were granted to seven senior executives in 2001. Grants were made for a 36-month performance period commencing January 1, 2001 through December 31, 2003. Mr. Nutter's grant was for 20,000 Contingent Performance Shares.

   Beginning with the 2001 Class, the Committee approved adoption of a blended Standard & Poors Paper and Forest Products Index as the TSR benchmark for peer group performance comparisons under the Company's Contingent Performance Share Program. Additionally, the Committee approved elimination of the Program's peer group award threshold in favor of direct measurement against peer group performance.

Policy with Respect to the $1 Million Deduction Limit

   Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the Proxy Statement to $1 million, unless certain requirements are met. Compensation payable solely on account of the attainment of performance goals is excluded from the $1 million limitation. Based upon an analysis of total executive compensation for 2001, there are no executives within the Company whose non-performance based compensation exceeds the deduction limitation threshold.

   This report is furnished by the members of the Compensation and Management Development Committee.

              Rand V. Araskog,
                Committee Chairman      Burnell R. Roberts
              Carl S. Sloane            Ronald Townsend

                            EXECUTIVE COMPENSATION

                               -----------------

Summary Compensation Table

   This table discloses compensation received by Rayonier's Chief Executive Officer and the four other most highly paid executive officers in the Company for 2001, 2000 and 1999.

                                                                 Long-Term Compensation
                                                      --------------------------------------------
Name and Principal           Annual Compensation              Awards          Payouts
     Position            ---------------------------- ----------------------- -------
                                            Other                  Securities
                                            Annual     Restricted  Underlying  LTIP    All Other
                         Salary   Bonus  Compensation Stock Awards  Options   Payouts Compensation
                    Year   ($)     ($)     (1) ($)      (2) ($)       (#)     (3) ($)   (4) ($)
                    ---- ------- ------- ------------ ------------ ---------- ------- ------------
W. Lee Nutter       2001 574,614 375,000       82,558           --   50,000        --      153,154
 Chairman,
 President and      2000 524,186 525,000      167,051           --   50,000   691,080      161,977
 Chief Executive
 Officer            1999 419,769 400,000           --     $227,800   30,000   342,633      113,870

William S. Berry    2001 289,694 100,000           --           --   20,000        --       24,922
 Executive Vice
 President,         2000 275,992 160,000       97,937           --   25,000   531,600       50,998
  Forest Resources
   and              1999 263,938 130,000           --           --   12,000   256,975       62,603
  Wood Products

Gerald J. Pollack   2001 314,884 120,000           --           --   20,000        --       20,740
 Senior Vice
 President and      2000 299,587 200,000      123,614           --   25,000   372,120       39,766
 Chief Financial
 Officer            1999 244,500 140,000           --           --   12,000   228,422       56,253

John P. O'Grady     2001 283,396 101,000           --           --   20,000        --       20,086
 Senior Vice
 President,         2000 269,730 155,000       96,232           --   25,000   318,960       37,405
  Administration
                    1999 232,375 128,000           --           --   12,000   171,317       45,958

William A. Kindler  2001 245,925  75,000           --           --   15,000        --       17,213
 Senior Vice
 President,         2000 231,519 140,000           --           --   15,000   212,640       25,341
 Performance
 Fibers             1999 223,385  80,000           --           --    7,500        --       19,983

--------
(1) The amount shown for 2001 includes $75,891 paid to Mr. Nutter to reimburse him for expenses associated with relocation, plus tax gross-up. The amounts for 2000 include amounts paid to reimburse moving expenses and to cover other expenses associated with relocation of Messrs. Nutter, Berry, Pollack and O'Grady. Such amounts, including tax gross-up, were as follows: Mr. Nutter, $162,386; Mr. Berry, $97,937; Mr. Pollack, $108,347; and Mr.
    O'Grady, $90,775.

(2) On January 4, 1999, Mr. Nutter received an award of 5,000 restricted shares which vested on January 4, 2002. All dividends paid on such shares during the period prior to vesting were withheld and accumulated by the Company. Upon vesting, the Company paid Mr. Nutter an amount equal to all dividends paid and accumulated with respect to the shares, together with interest thereon at a rate equal to the prime rate as reported in The Wall Street Journal, adjusted and compounded annually. The total value as of December 31, 2001 of these restricted stock holdings was $275,441.

(3) No Contingent Performance Share award payments were made in 2001 (see "Performance Shares" on page 11).

   The amounts shown for 2000 represent the value on October 5, 2000 of award payments made on that date pursuant to the vesting of Contingent Performance Shares awarded on January 3, 1997. The gross number of Common Shares paid were as follows: Mr. Nutter, 19,500 shares; Mr. Berry, 15,000 shares; Mr. Pollack, 10,500 shares; Mr. O'Grady, 9,000 shares; and Mr. Kindler, 6,000 shares.

   The amounts shown for 1999 represent the value on January 13, 1999 of award payments made on that date pursuant to the vesting of Contingent Performance Shares awarded on January 2, 1996. The gross number of Common Shares paid were as follows: Mr. Nutter, 7,572 shares; Mr. Berry, 5,679 shares; Mr. Pollack, 5,048 shares; and Mr. O'Grady, 3,786 shares.

(4) For 2001, includes the following amounts paid to enable each of the individuals to purchase an insurance policy to protect their right to receive deferred benefits earned under programs sponsored by the Company or ITT Industries Inc. (formerly ITT Corporation), including tax gross-up: Mr. Nutter, $125,820; Mr. Berry, $9,723; Mr. Pollack, $5,430; and Mr. O'Grady, $6,685. These policies are limited to coverage of deferred benefits valued as of December 31, 1999, and will expire on December 31, 2004. The limited coverage and duration of these policies led to the creation of two Rabbi Trusts to protect benefits not covered by insurance (see "Legal Resources and Supplemental Severance Trusts" on page 16).

   These amounts also include Company contributions in 2001 to the Rayonier Investment and Savings Plan for Salaried Employees ("Savings Plan") and the Rayonier Excess Savings and Defined Compensation Plan ("Excess Plan") and premiums for group life insurance and individual split-dollar life insurance as follows:

      Name               Savings Plan Excess Plan Group Life Split Dollar
      ----               ------------ ----------- ---------- ------------
      W. Lee Nutter.....    4,275       18,476      2,451       2,132
      William S. Berry..    4,200        6,855      1,866       2,278
      Gerald J. Pollack.    6,120        5,961      1,368       1,861
      John P. O'Grady...    4,200        6,706      1,213       1,282
      William A. Kindler    4,725        4,812        996        ____

   The 2001 amount for Mr. Kindler includes $6,680 for cash-out of accrued vacation upon his retirement from the Company effective December 31, 2001.

Option Grants in Last Fiscal Year

   This table provides information on awards of options to purchase Common Shares made to the named Rayonier executives during 2001:

                                                                       Potential Realizable
                                                                      Value at Assumed Annual
                                                                       Rates of Stock Price
                                                                      Appreciation for Option
                            Individual Grants                                Term (2)
                   ------------------------------------               -----------------------
                   Number of
                   Securities   % of Total
                   Underlying      Stock
                    Options   Options Granted Exercise
                    Granted    to Employees   Price ($/ Expiration
Name                  (#)         in 2001     share)(1)    Date          5%($)      10%($)
----               ---------- --------------- --------- ----------     ---------   ---------
W. Lee Nutter.....   50,000        13.59%       38.31     1/4/2011    1,204,648   3,052,814
William S. Berry..   20,000         5.43%       38.31     1/4/2011      481,859   1,221,125
Gerald J. Pollack.   20,000         5.43%       38.31     1/4/2011      481,859   1,221,125
John P. O'Grady...   20,000         5.43%       38.31     1/4/2011      481,859   1,221,125
William A. Kindler   15,000         4.08%       38.31   12/31/2006(3)   361,394     915,844

--------
(1) The exercise price per share is equal to the fair market value of a Common Share on the grant date, January 2, 2001. The exercise price may be paid in cash or in Common Shares valued at their fair market value on the date of exercise. Options granted to the named officers become exercisable in one-third increments on the first, second and third anniversary of the date of grant. However, upon the occurrence of a change in control of Rayonier
    (a) all options will generally become immediately exercisable for a period of 60 days, and (b) options will continue to be exercisable for a period of seven months for an employee terminated other than for cause or who voluntarily leaves the Company because of a good faith belief that they will not be able to discharge their duties.

(2) At the end of the term of these options, the projected price of a Common Share would be $62.40 at an assumed annual appreciation rate of five percent and $99.37 at an assumed annual appreciation rate of ten percent. Gains to all shareholders at those assumed annual appreciation rates would be approximately $659 million and $1.67 billion, respectively, over the term of the options.

(3) Mr. Kindler's options will expire no later than five years after his retirement date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   This table shows all stock option exercises in 2001 by the named Rayonier executives and the number and value of such executives' unexercised stock options at December 31, 2001.

                                                  Number of Securities Value of Unexercised
                                                       Underlying          In-the-Money
                                                  Unexercised Options    Options Held at
                   Options Exercised During 2001      at 12/31/01          12/31/01(2)
                   ------------------------------ -------------------- --------------------
                   Shares Acquired Value Realized     Exercisable/         Exercisable/
Name               on Exercise (#)    (1) ($)       Unexercisable(#)     Unexercisable($)
----               --------------- -------------- -------------------- --------------------
W. Lee Nutter.....     22,009         547,974        191,209/93,333     2,646,904/781,099
William S. Berry..        -0-             -0-        108,539/40,667     1,576,338/324,841
Gerald J. Pollack.      7,500         128,935         53,505/40,667       516,673/324,841
John P. O'Grady...      5,000          65,654         70,333/40,667       858,189/324,841
William A. Kindler        -0-             -0-            74,500/-0-(3)        593,305/-0-

--------
(1) Before taxes.

(2) Based on the New York Stock Exchange consolidated trading closing price of a Common Share on December 31, 2001 of $50.47.

(3) Mr. Kindler's unvested options vested upon his retirement on December 31, 2001.

Awards Of Contingent Performance Shares In Last Fiscal Year

   This table shows awards of Contingent Performance Shares made to the named Rayonier executives during 2001.

                                                    Estimated Future Payouts
                                                    ------------------------
                               Number                 Target
                                 of     Performance   Shares       Maximum
       Name                   Shares(1)   Period      (#)(2)      Shares (#)
       ----                   --------- ----------- ------        ----------
       W. Lee Nutter.........  20,000    36 months  20,000          30,000
       William S. Berry......  12,000    36 months  12,000          18,000
       Gerald J. Pollack.....  12,000    36 months  12,000          18,000
       John P. O'Grady.......  10,000    36 months  10,000          15,000
       William A. Kindler (3)   7,000    36 months   7,000          10,500

--------
(1) Awards of Common Shares granted under the Stock Plan (see "Performance Shares" on page 11).

(2) For 2001, the award threshold was eliminated in favor of direct measurement against peer group performance, subject to the maximum payout limitation shown above.

(3) In accordance with the Stock Plan, any payout under the 2001 Contingent Performance Share award will be prorated to reflect Mr. Kindler's retirement on December 31, 2001.

Other Executive Compensation

   Rayonier Senior Executive Severance Pay Plan. The Rayonier Supplemental Senior Executive Severance Pay Plan (the "Executive Severance Plan") provides severance benefits for covered executives selected by the Compensation and Management Development Committee based primarily on their position within the Company. Under the Executive Severance Plan, if any covered executive is terminated in a qualifying termination within two years after the occurrence of a "Change in Control" of the Company (as defined in the Retirement Plan for Salaried Employees), he or she is entitled to receive severance benefits, based on his or her tenure with the Company, equal to up to three times annual base salary, plus an amount calculated to equal the incremental value to the executive of up to an additional 36 months of participation under the Company's retirement plans. Covered executives may elect (prior to a Change in Control) to receive these benefits over time, rather than in a lump-sum, provided the covered executive is available to perform advisory, consultative and similar services during the salary continuation period. Executives electing salary continuation will be eligible to continue to participate in the Company retirement plans and certain welfare benefits of the Company during the continuation period.

   The Executive Severance Plan also provides for payment of a lump sum equal to up to three times the executive's target bonus award for the prior year, together with a prorated bonus award in respect of the year of termination. The target bonus award is based on the prior year's bonus plan, assuming a 100 percent performance factor.

   The Executive Severance Plan provides for a gross-up for any excise taxes payable with respect to payments under the Plan and income taxes payable on the gross-up payment, reimbursement for outplacement services and the continuation of certain perquisites. As of March 1, 2002, Messrs. Nutter, Pollack, Berry and O'Grady were covered by the Plan. However, Mr. Nutter's right to receive severance benefits under the Executive Severance Plan based on a multiple of his base salary and target bonus award is offset by benefits under the Change in Control Agreement discussed below.

   Rayonier Split-Dollar Life Insurance-Deferred Compensation Retention Benefit Program. The Rayonier Split-Dollar Life Insurance-Deferred Compensation Retention Benefit Program (the "Retention Benefit Program") is designed to promote retention of eligible senior executives by providing enhanced benefits for a 15-year period from date of retirement. This Program includes an early retirement benefit option available at the later of age 60 or five years following the Program implementation date (January 1, 2000). An executive must remain in Rayonier's employ until retirement to be eligible for the enhanced benefits.

   The Company has purchased a split-dollar life insurance policy for each of the four eligible executives to facilitate funding of Program benefits. Premiums paid by the Company will be recaptured upon the executive's death. If death occurs prior to retirement, the premiums are refunded from the death benefit with the remainder paid to the executive's estate. If the executive's death is post-retirement, the Company will receive the entire death benefit proceeds.

   Change in Control protection is provided for Program benefits both prior to and after retirement by virtue of the individual split-dollar life insurance policies being held in a trust established by the Company. Under the Trust Agreement, upon a Change in Control, the Company would transfer any amounts due the eligible executives or their beneficiaries under the Program to the trust, with subsequent payment to the executive, or his/her beneficiary, made directly by the trust.

   The annual benefits under the Retention Benefit Program for each eligible executive, in the event of early retirement and at age 65 retirement, respectively, are as follows: Mr. Nutter, $60,000 and $70,000; Mr. Berry, $50,000 and $60,000; Mr. Pollack, $40,000 and $50,000; and Mr. O'Grady, $40,000
and $50,000.

   Change in Control Agreement for W. Lee Nutter. The Company entered into a Change in Control Agreement with Mr. Nutter in August 2001. The Agreement provides: (i) if within 60 months following a Change in Control, Mr. Nutter is terminated by the Company for any reason or he terminates for "good reason" (as defined in the Executive Severance Plan), he will receive a termination payment of $5 million; (ii) should the termination payment be subject to federal excise tax, Mr. Nutter will be entitled to receive an additional payment in an amount such that the net proceeds to Mr. Nutter, after deduction of the excise tax on the termination payment and all applicable taxes on the additional payment, shall be equal to $5 million; (iii) covenants by Mr. Nutter regarding his continued employment in the event of a potential Change in Control; and (iv) a covenant by the Company to deposit funds into the Supplemental Severance Trust (discussed below) in the event of a Change in Control.

   Legal Resources and Supplemental Severance Trusts. On December 31, 2001, Rayonier established two Rabbi Trusts, the Legal Resources Trust and the Supplemental Severance Trust, each intended to be grantor trusts under Section 671 of the Internal Revenue Code, to protect deferred benefits historically protected by insurance as described in footnote 4 on page 13.

   Rayonier is, for tax purposes, the beneficiary of each of the Rabbi Trusts. The assets of each of these trusts, as assets of the Company, will be subject to the claims of Rayonier's creditors in the event of bankruptcy or insolvency.

   The Company will contribute the sum of $250,000 per participant to the Legal Resources Trust to fund any litigation and similar expenses incurred by a covered executive in efforts to collect any amounts due under their benefit arrangements. Under the terms of the Legal Resources Trust, the Trustee will undertake to pay, to the extent permitted by law, all legal fees and expenses that a covered executive (or his or her beneficiaries) reasonably incurs in pursuing in good faith payment of any amount due to the executive or such beneficiaries under any benefit arrangement, or as a result of any contest by the Company or others of the validity or enforceability of, or liability under, any provision of any benefit arrangement or any guarantee of performance thereof, following a Change in Control.

   The Company established the Supplemental Severance Trust to preserve severance benefits provided to eligible executives following a Change in Control. The Trust was initially funded in the amount of $1 million. Upon the occurrence of a Change in Control, the Company is required to fund the Supplemental Severance Trust in an amount that is sufficient to pay the benefits to which participants may become entitled under the Executive Severance Plan and the Change in Control Agreement in the event of a termination of employment.

   Severance Arrangement with William S. Berry. As part of a management reorganization, Mr. Berry announced his retirement effective March 31, 2002. In recognition of his years of service and leadership contributions, Mr. Berry will receive: (1) 21-month salary continuation; (2) full-term stock option exercise rights; (3) any resulting payouts under the 2000 and 2001 Class Contingent Performance Share awards; (4) a $100,000 lump sum payment on or about March 31, 2002; and (5) retirement benefits under the Retention Benefit Program commencing January 1, 2005.

   Retirement Program. The following table illustrates the estimated annual benefits payable from the Rayonier Salaried Employees Retirement Plan, a tax qualified retirement plan (the "Retirement Plan"), and the Rayonier Excess Benefit Plan, a non-qualified retirement plan (the "Excess Plan"), at retirement at age 65 based on the assumptions set forth below. Calculation of benefits is uniform for all participants in the Retirement Plan and the Excess Plan, including the named Rayonier executives. The Retirement Plan covers substantially all eligible salaried employees of the Company and the cost of the Retirement Plan and the Excess Plan is borne entirely by the Company.

Pension Plan Table

                                       Years of Service
                         --------------------------------------------
           Average Final
           Compensation     20       25       30       35       40
           ------------  -------- -------- -------- -------- --------
           $   50,000    $ 20,000 $ 25,000 $ 28,750 $ 32,000 $ 36,250
              100,000      40,000   50,000   57,500   65,000   72,500
              300,000     120,000  150,000  172,500  195,000  217,500
              500,000     200,000  250,000  287,500  325,000  362,500
              750,000     300,000  375,000  431,250  487,500  543,750
            1,000,000     400,000  500,000  575,000  650,000  725,000

   The Retirement Plan "mirror images" retirement benefits provided previously to eligible Rayonier salaried employees and executives under the provisions of the ITT Retirement Plan for Salaried Employees of ITT Industries, Inc. ("ITT"). Retirement benefits earned under the former ITT plan continue on a dynamic credit basis under arrangements with ITT for eligibility and benefit service prior to March 1, 1994.

   The annual pension amounts to two percent of a member's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member's primary Social Security benefit for each year of benefit services to a maximum of 40 years, provided that no more than one-half of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the Plan as the total of (1) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (2) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. For the named Rayonier executives, final compensation for purposes of pension calculations consists of salary and bonus payments as set forth in the Summary Compensation Table on page 12. The Retirement Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service.

   Applicable federal legislation limits the amount of benefits that can be paid and the compensation that may be recognized under a tax-qualified retirement plan. In order to provide benefits at retirement that cannot be paid from the qualified Retirement Plan, Rayonier has adopted the Excess Plan to meet the retirement needs of this small segment of its salaried employee population affected by the limiting federal legislation. Where applicable, retirement benefits earned under the former ITT excess plan have been carried forward to Rayonier and have been incorporated in the Excess Plan. The practical effect of the Excess Plan is to continue calculation of benefits after retirement to all employees on a uniform basis.

   Credited years of service for the named Rayonier executives as of March 1, 2002 are as follows: W. Lee Nutter, 34.7 years; William S. Berry, 21.8 years; Gerald J. Pollack, 19.8 years; John P. O'Grady, 26.3 years; and William A. Kindler, 5.3 years.

                                SHARE OWNERSHIP

                               -----------------

Principal Holders Of Common Shares

   This table shows, as of December 31, 2001, the holdings of persons known to us to beneficially own more than five percent of the outstanding Common Shares.

                                                    Amount
                                                  and Nature
                                                      Of
                                                  Beneficial   Percent of
      Name and Address of Beneficial Owner        Ownership     Class(a)
      ------------------------------------        ----------   ----------
      Southeastern Asset Management, Inc......... 4,938,600(b)    18.1%
       6075 Poplar Ave., Suite 900
       Memphis, TN 38119

      Arnold and S. Bleichroeder Holdings, Inc. . 2,155,000(c)    7.88%
      Arnold and S. Bleichroeder Advisers, Inc.
       1345 Avenue of Americas
       New York, NY 10105

      Perkins, Wolf, McDonnell & Company......... 1,995,780(d)     7.3%
       310 S. Michigan Ave., Ste. 2600
       Chicago, IL 60604

--------
(a) Based on 27,345,395 total Common Shares outstanding at December 31, 2001.

(b) Holdings as of December 31, 2001 as reported to the Securities and Exchange Commission ("SEC") on Schedule 13G/A dated February 12, 2002.

(c) Holdings as of December 31, 2001 as reported to the SEC on Schedule 13F/A dated March 8, 2002.

(d) Holdings as of December 31, 2001 as reported to the SEC on Schedule 13G dated February 26, 2002.

   This table gives information concerning Common Shares beneficially owned as of March 1, 2002 by each of the Company's directors, each of the named Rayonier executives and all directors and executive officers as a group. All Common Shares listed below are owned directly by the individual concerned unless otherwise indicated:

                                                                      Beneficial Ownership
                                                         ---------------------------------------------
                                                                                                (5)
                                                                         (3)        (4)       Sum of
                                                          (2)           Column  Exercisable Columns (2)
                                                         Common         (2) as     Stock    And (4) as
                          (1)                            Shares        Percent    Options   Percent of
                Name of Beneficial Owner                 Owned         of Class     (a)        Class
                ------------------------                 -------       -------- ----------- -----------
Rand V. Araskog......................................... 201,351            *         -0-         *
Ronald M. Gross......................................... 133,210            *     230,841      1.31%
Paul G. Kirk, Jr........................................   3,681            *         -0-         *
W. Lee Nutter........................................... 173,544(b)(c)      *     234,542      1.47%
Katherine D. Ortega.....................................   3,700            *         -0-         *
Burnell R. Roberts......................................   4,000            *         -0-         *
Carl S. Sloane..........................................   2,900            *         -0-         *
Ronald Townsend.........................................     625            *         -0-         *
Gordon I. Ulmer.........................................   5,000            *         -0-         *
William S. Berry........................................  18,766(b)         *      66,334         *
Gerald J. Pollack.......................................  22,703(c)         *      72,506         *
John P. O'Grady.........................................  28,811(c)         *      84,334         *
William A. Kindler......................................   8,867(b)         *      74,500         *
Directors and executive officers as a group (17 persons) 618,291(b)      2.24%    799,066      5.00%

--------
*  Less than 1%.

(a) Pursuant to SEC regulations, shares receivable through exercise of employee stock options exercisable within 60 days after March 1, 2002 are deemed to be beneficially owned as of March 1, 2002.

(b) All Common Shares are owned directly except as set forth in this Note (b). The following amounts were allocated under the Rayonier Investment and Savings Plan for Salaried Employees as of March 1, 2002 to the accounts of:
    Mr. Nutter, 19,554 shares; Mr. Berry, 4,790 shares; Mr. Kindler, 1,531 shares; and all directors and executive officers as a group, 36,009 shares.

(c) Includes restricted stock awards granted January 2, 2002 as follows: Mr. Nutter, 7,500 shares; Mr. Pollack, 5,000 shares; and Mr. O'Grady, 4,000 shares.

Section 16 Reports

   The federal securities laws require Rayonier directors and executive officers, and persons who own more than 10 percent of the outstanding Common Shares, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any equity securities of the Company. To our knowledge, based solely on representations by these individuals that no other reports were required, the required reports have been filed on a timely basis on behalf of all persons subject to these requirements.

Share Ownership Guidelines For Directors And Senior Management

   The Board of Directors believes that it is important for directors and senior management to acquire a substantial ownership position in the Company to underscore the level of commitment Rayonier's management team has to the future success of the business. Our guidelines encourage Rayonier share ownership by directors at a level equal to three times their annual retainer, and by officers at the level of Vice President or above as follows:

                                                   Share Ownership Guidelines
   Position/Level                                  as Multiple of Base Salary
   --------------                                  --------------------------
   Chairman, President and Chief Executive Officer             4X
   Executive Vice President.......................             3X
   Senior Vice President..........................             2X
   Vice President.................................             1X

   These ownership levels for directors and officers are to be achieved over a three-year period. While participation in the share ownership program is voluntary, as of the end of 2001 all persons who had held the position of Vice President or higher for three or more years had met their target level of ownership.

                         SHAREHOLDER PERFORMANCE GRAPH

                               -----------------

   This table compares the performance from 1996-2001 of Common Shares (assuming reinvestment of dividends) with a broad-based market index (Standard & Poor's 500), an industry-specific index (Standard & Poor's 1500 Paper and Forest Products Index) and a Custom Composite Index. The Custom Composite Index contains 13 stocks of 12 forest products companies and formed the comparison group for purposes of Contingent Performance Shares awarded to senior executives of Rayonier in 2000. A complete description of the Custom Composite Index is provided in Note (a) below. Mergers and consolidations in the industry have forced repeated realignment of peer group companies for Contingent Performance Share award purposes. As the Company believes frequent realignment of "set" peer group companies is not only difficult to administer but also not in the long-term interests of the Performance Share award program, effective January 1, 2001 the comparison group comprising the Composite Index was replaced with the Standard & Poor's 1500 Paper and Forest Products Index (see "Performance Shares" on page 11).

                            CUMULATIVE TOTAL RETURN

         Based upon an initial investment of $100 on December 31, 1996 with dividends reinvested

                                    [CHART]



                                         31-Dec-96 31-Dec-97 31-Dec-98 31-Dec-99 31-Dec-00 31-Dec-01
                                         --------- --------- --------- --------- --------- ---------
Rayonier Inc............................   $100      $114      $127      $137      $117      $153
S&P 500(R)..............................   $100      $133      $171      $208      $189      $166
S&P 1500 Paper and Forest Products Index   $100      $106      $104      $137      $114      $115
Custom Composite Index (13 Stocks)(a)...   $100      $108      $109      $152      $121      $126

--------
(a) The 13-Stock Custom Composite Index consists of Boise Cascade Corp., Buckeye Technologies Inc., Champion International Corp. (through First Quarter 2000), Georgia-Pacific Corp., Georgia-Pacific Timber Group (included since its issuance by Georgia-Pacific on December 17, 1997 through its merger with Plum Creek Timber Co., L.P. on October 6, 2001), International Paper Co., Longview Fibre Co., Mead Corp., Potlatch Corp., Plum Creek Timber Co., L.P., Westvaco Corp., Weyerhaeuser Co. and Willamette Industries Inc.

                                 MISCELLANEOUS

                               -----------------

Costs of Proxy Solicitation

   We will pay the expenses of soliciting proxies for the 2002 Annual Meeting, including the costs of preparing, printing and mailing this Proxy Statement, and payments to brokerage firms, banks and others for forwarding solicitation materials to indirect owners of Common Shares. In addition to use of the mail, proxies may be solicited personally or by telephone by present and former officers, directors and other employees of Rayonier without additional compensation, as well as by employees of Automatic Data Processing, Inc., the Company's vote tabulator. If utilized, payment to Automatic Data Processing, Inc. for such services will be based on actual expenses incurred, including time spent.

Annual Reports

   If you were a shareholder of record on March 18, 2002, you should have received a copy of Rayonier's 2001 Annual Report to Shareholders either with this Proxy Statement or prior to its receipt. If you have not received the Annual Report to Shareholders, please write to the Corporate Secretary at the address below and a copy will be sent to you. In addition, a copy of Rayonier's annual report on form 10-K (without exhibits) for the fiscal year ended December 31, 2001 is available to each record and beneficial owner of Common Shares without charge upon written request to the Corporate Secretary.

   Requests for copies of the Annual Report to Shareholders or the Annual Report on Form 10-K should be sent to: Corporate Secretary, Rayonier, 50 North Laura Street, 19th Floor, Jacksonville, Florida 32202.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ W. Edwin Frazier III
                                          W. EDWIN FRAZIER, III
                                          Corporate Secretary

Dated: March 28, 2002

                                  APPENDIX A

                                 Rayonier Inc.

           Charter of the Audit Committee of the Board of Directors

                            Amended March 15, 2002

I.  General

   The Audit Committee of the Board of Directors of Rayonier Inc. is responsible for overseeing and monitoring the financial accounting and reporting, the system of internal control and the internal and external audit process of the Company. The Audit Committee operates under a charter of specific responsibilities and procedures, competency and independence requirements for its members, and reports on and makes recommendations to the Board of Directors as to the selection, evaluation and replacement of the independent external auditors. The Audit Committee has the authority to retain special legal, accounting or other experts or consultants to advise the Committee.

II.  Membership

   The Audit Committee consists of four members who are independent under the New York Stock Exchange listing requirements. The members of the Committee are financially literate with at least one member having accounting or financial management expertise.

III.  Responsibilities

   The Audit Committee role is one of independent oversight operating under a set of specific procedures to ensure the integrity of the financial reporting and system of internal controls. Specific responsibilities include:

    1. Establishing an annual calendar of meetings (no less than four a year) including pre-selecting subjects to be discussed at each meeting;

    2. Reviewing the Company's principal policies for accounting, internal control and financial reporting;

    3. Reviewing the independence of the external auditors, evaluating their performance, ensuring their ultimate accountability to the Committee and Board of Directors, judging their independence as external auditors, and recommending to the Board of Directors the engagement or discharge of the external auditors;

    4. Reviewing with both the internal and external auditors the plan, scope, timing and results of their audit(s);

    5. Reviewing the adequacy of the Company's systems for internal accounting control and for data security, and the external auditors' annual report on internal control recommendations;

    6. Reviewing the annual financial statements (Form 10-K) of the Company, before they are filed, and reviewing with the independent auditors the results of their annual audit and the required communications under Statements of Auditing Standards, including a discussion of events, transactions, and changes in accounting estimates that may have affected the quality of the Company's financial reporting;

    7. Discussing the accounting for any transactions in the Company's interim financial statements of an unusual nature requiring non-routine judgments, as raised by the independent auditors, that would normally be included in the external auditors' reports under SAS No. 61;

    8. Reviewing reports of the external and internal auditors with management;

    9. Reviewing the external auditors' audit fees, and reviewing a report from the external auditor on non-attest services provided and associated fees charged and on any relationships with the Company or others that might affect their independence;

   10. Serving as a channel of communications between the senior internal auditing executive and the Board;

   11. Meeting privately at each regular non-telephonic Committee meeting with both the internal and external auditors, and at least annually with the Company's Ombudsman;

   12. Reviewing the internal audit department's annual audit of expense reports of the Company's senior officers, fees paid to outside consultants, including law firms and investment bankers, and potential or existing conflicts of interest of senior officers and directors;

   13. Reviewing reports from management and advising the Board on compliance, or material noncompliance, with the Company's Code of Conduct and governmental, tax and other legal compliance programs;

   14. Reviewing and recommending to the Board of Directors proposed actions on environmental compliance and regulatory matters which could have a significant impact on the business and strategic operating objectives of the Company and its subsidiaries;

   15. Reviewing and considering material claims and litigation, and legal, regulatory, patent and related government policy matters affecting the Company and its subsidiaries; and

   16. Reviewing this Charter annually to assess its adequacy, and proposing any necessary amendments to the Board.

IV.  Reporting

   The Audit Committee will report to the Board on a timely basis with respect to its activities and will issue an annual report, for inclusion in the Company's Proxy Statement, outlining its responsibilities, procedures and compliance with its Charter, including having had independent discussions with the external auditors and its recommendation to the Board that the annual financial statements be accepted.

[RAYONIER LOGO]
                                       VOTE BY INTERNET - www.proxyvote.com
Rayonier Inc.                                             -----------------
50 North Laura Street, Suite 1900      Use the Internet to transmit your voting
Jacksonville, FL 32202                 instructions and for electronic delivery
                                       of information up until 11:59 P.M.
                                       Eastern Time the day before the meeting
                                       date. Have your proxy card in hand when
                                       you access this web site. You will be
                                       prompted to enter your 12-digit Control
                                       Number located below to obtain your
                                       records and to create an electronic
                                       voting instruction form.

                                       VOTE BY PHONE - 1-800-690-6903
                                       Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number located below and then follow the simple instructions.

                                       VOTE BY MAIL
                                       Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rayonier Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK, AS FOLLOWS:               RAYONIER           KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------------------------------------------------------
                                                                                             DETACH AND RETURN THIS PORTION ONLY
                                         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

RAYONIER INC.

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1.

Vote On Directors                           For      Withhold       For All     To withhold authority to vote, mark "For All Except"
                                            All        All           Except     and write the nominee's number on the line below.

1. Election of the nominees listed below
   as Class II Directors of Rayonier Inc.   [ ]        [ ]            [ ]       ----------------------------------------------------

   01) Paul G. Kirk, Jr.
   02) Carl S. Sloane
   03) Gordon I. Ulmer



The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned
Shareholder(s). If no direction is made, this proxy will be voted FOR all three nominees for Director. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.




-------------------------------------------------------------          ------------------------------------------------------------
Signature (PLEASE SIGN WITHIN BOX)                Date                 Signature (Joint Owners)                     Date




                                    Rayonier
                         PROXY/VOTING INSTRUCTION CARD

  This proxy is solicited on behalf of the Board of Directors of Rayonier Inc.
                     for the Annual Meeting on May 16, 2002

  By signing this card, I(we) hereby authorize W. LEE NUTTER, JILL WITTER and
W. EDWIN FRAZIER, III, or any of them, each with full power to appoint his or her substitute, to vote as Proxy for me(us) at the Annual Meeting of Shareholders of Rayonier to be held at the Omni Jacksonville Hotel, 245 Water Street, Jacksonville, Florida or Thursday, May 16, 2002 at 4:00 p.m., or at any adjournment thereof, the number of shares which I(we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

YOU MAY VOTE BY INTERNET OR PHONE BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

         (Continued, and to be signed and dated, on the reverse side.)